CONSENT OF DOUGLAS L. BEAHM

I consent to all references to my name and any quotation from, or summarization of, Sections 3, 14-16 and 22-27 and my contributions to Sections 1, 2 and 21 of the Preliminary Feasibility Study entitled "Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA" dated January 30, 2023 with an effective date of December 31, 2021, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Douglas L. Beahm
Douglas L. Beahm, P.E., P.G.

Date: April 10, 2024